Filed Pursuant to Rule 433
                                                         File No.: 333-143751-06

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-143751. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-234-4624.

                        THE SERIES 2007-AR7 CERTIFICATES


                Initial        Pass-
               Principal     Through
  Class        Balance(1)      Rate      Principal Types        Interest Types      CUSIP
-------------------------------------------------------------------------------------------
  Offered Certificates
Class A-1   $1,064,313,000      (2)    Senior, Pass-Through      Variable Rate   94986K AA4
Class A-R             $100      (2)    Senior, Sequential Pay    Variable Rate   94986K AB2
Class B-1      $20,661,000      (2)    Subordinated              Variable Rate   94986K AC0
Class B-2      $11,727,000      (2)    Subordinated              Variable Rate   94986K AD8
Class B-3       $4,467,000      (2)    Subordinated              Variable Rate   94986K AE6
  Non-Offered Certificates
Class B-4       $7,817,000      (2)    Subordinated              Variable Rate   94986K AF3
Class B-5       $2,234,000      (2)    Subordinated              Variable Rate   94986K AG1
Class B-6       $5,584,861      (2)    Subordinated              Variable Rate   94986K AH9


------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in December 2007, this rate is expected to be approximately 6.332% per annum.

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

Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, to the Class A-R and Class A-1 Certificates.

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